Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (including all Exhibits or Schedules incorporated by reference below, this “Agreement”) is entered into effective as of May 2, 2008 (“Effective Date”) by and between Magma Design Automation, Inc., with its principal executive offices at 1650 Technology Drive, San Jose, CA 95110 (“Magma), and   Saeid Ghafouri                (“Consultant”) with a mailing address at 22126 Villa Oaks Lane, Saratoga, CA 95070.

The parties agree that by signing below they become parties to this Agreement and agree to be bound by all of the terms, conditions and obligations set forth in this Agreement, including all the terms and conditions set forth in the Exhibits or Schedules incorporated by reference below and attached hereto.

1. Consulting Services.

A. Statement of Work. Consultant will provide the services described in the Statement of Work incorporated as Schedule A to the Terms and Conditions attached as Exhibit A to this Agreement (the “Services”).

B. Compensation. Magma shall pay Consultant a total amount of $419,154.00 for services rendered under this Agreement. Said total amount shall be paid in 10 equal installments paid on or before the 10th of each month, commencing after the Effective Date. If Magma or Consultant terminates the Agreement Magma shall pay the remaining unpaid balance of this sum within 90 days of the termination effective date. In addition, Magma agrees to reimburse Consultant for reasonable business expenses incurred in the performance of his duties hereunder.

C. Stock Options. Consultant shall continue to vest monthly in his stock options granted by Magma until the termination of this Agreement, whether pursuant to Section 3 hereof or Section 9 of the Terms and Conditions [Consultant shall have 90 days after termination of this Agreement within which to exercise any vested options, notwithstanding terms in the Option Agreement.]

2. Technical Contacts. The following persons will provide the single point of contact for the respective parties for all technical matters relating to the Services:

Magma: Camellia Ngo Telephone: 408-565-7789 Email: camellia@magma-da.com	Consultant: Saeid Ghafouri Telephone: 408-839-1329 Email: saeid757@yahoo.com

3. Termination. This Agreement shall terminate on January 16, 2009, or upon payment of the final installment under 1B above, whichever is later, unless earlier terminated as provided in Section 9 of the Terms and Conditions. Magma may not terminate this agreement earlier than January 16, 2009 except pursuant to Sections 9(a) or 9(b); if Magma does so, Magma shall pay the remaining unpaid balance of the compensation payable under 1B. above and will accelerate through January 16, 2009, the vesting of Consultant’s stock options granted by Magma.

4. Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules attached hereto, and Magma’s Stock Option Agreements, constitutes the entire understanding and agreement between the parties concerning this consulting relationship and supersedes all prior proposals, agreements and representations between them, whether written or oral. In the event of any conflict between this Agreement and any Exhibits or Schedules hereto, this Agreement shall control. This Agreement may only be amended in writing signed by Consultant and an executive officer of Magma that explicitly states that it is intended to amend this Agreement.

5. Counterparts. This Agreement may be executed in counterparts, all of which shall be originals and which together shall constitute a single agreement. Exchange of fully executed originals or facsimiles of this Agreement, in counterpart or otherwise, by both parties shall legally bind the parties to this Agreement.

The parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Magma Design Automation, Inc.		Consultant

By:	/s/ Peter S. Teshima	By:	/s/ Saeid Ghafouri
Name:	P.S. Teshima	Name:	Saeid Ghafouri
Title:	CFO	Title:	Individual
Address: 22126 Villa Oaks Lane Saratoga CA 95070

1	Confidential

Exhibit A to the Consulting Services Agreement

Between

Magma Design Automation, Inc.

And

Saeid Ghafouri

(“Consultant”)

Terms and Conditions

1. Independent Contractor. Consultant understands, agrees and represents that this Agreement does not establish an employer-employee relationship with Magma and that Consultant is for all purposes an independent contractor.

2. Duties. Consultant will provide the services described in the Statement of Work attached as Schedule A.

3. Ownership of Work Product.

A. All records, databases, forms, summaries, information, data, computer programs and other material originated or prepared by Magma and delivered to Consultant for use in the performance of the services hereunder (the “Magma Materials”) shall remain the exclusive property of Magma, and Consultant shall acquire no right, title or interest in or to any such Magma Materials. Consultant shall not disclose such Magma Materials to third parties without the prior written consent of Magma and shall return all copies of Magma Materials to Magma promptly upon completion of the services or upon Magma’s prior request.

B. All records, reports, proposals, research, recommendations, manuals, findings, evaluations, forms, reviews, information, data, computer programs and other written or electronic material originated or prepared by Consultant or its Associates for and in the performance of the services hereunder and all inventions, improvements or discoveries made or conceived by Consultant or its Associates in the performance of the services hereunder (including without limitation, in each case items for delivery by Consultant to Magma as described in the Statement of Work or other written directive signed by the authorized representatives of Magma and Consultant) (collectively, the “Deliverable Materials”) shall become the exclusive property of Magma, and Consultant hereby relinquishes and assigns to Magma all right, title and interest in and to such Deliverable Materials and all intellectual property rights therein.

C. Consultant agrees that, if in the course of performing the services to be performed under this Agreement, Consultant incorporates into any Deliverable Material any proprietary information owned by Consultant or in which Consultant has an interest, Magma is hereby granted and shall have a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to reproduce, prepare derivative works of, perform, display, distribute, make, have made, modify, use, import, offer for sale and sell such proprietary information as part of or in connection with such Deliverable Materials.

D. Except as may be expressly provided in this Section, nothing herein shall be construed as granting any license or rights under any statutory forms of protection to Consultant.

4. Confidentiality.

A. As used in this Agreement, the term “Confidential Information” refers to any and all information relating to Magma that Consultant acquires as a direct or indirect result of Consultant’s activities under this Agreement, including but not limited to, products, research and development, billing and account data, customer lists, business information, technical information, computer programs and systems, source code, object code, secrets, specifications, drawings, sketches, models, samples, tools, records, information pertaining to Magma’s software systems, and any other information concerning Magma which it deems confidential or proprietary.

2	Confidential

Confidential Information may be disclosed by (i) presentation; (ii) delivery; (iii) authorized access, such as to the Source Code; or (iv) any other express means. Disclosure may take place through Magma or its Related Companies. A Related Company is any corporation, company, or other entity which: (i) is Controlled by Magma; (ii) Controls Magma; or (iii) is under common Control with Magma. For this purpose, “Control” means that more than fifty percent (50%) of the controlled entity’s shares or ownership interest representing the right to make decisions for such entity are owned or controlled, directly or indirectly, by the controlling entity. An entity is considered to be a Related Company only so long as such ownership or control exists.

B. Consultant agrees that such Confidential Information shall not be revealed by Consultant or its Associates to anyone outside Magma during the term of this Agreement and for four (4) years thereafter, without the prior written consent of Magma, and such Confidential Information shall be used by Consultant and its Associates only in performing Consultant’s obligations hereunder.

C. Consultant recognizes and agrees that all Confidential Information shall remain the property of Magma or its licensors, and that all copies of the same on computer disc or in written, graphic or tangible form shall be returned to Magma upon completion of each project. Nothing in this Agreement, however, shall confer upon Consultant the obligation to preserve the confidentiality of any information that:

(a) was known to Consultant prior to the date such information was disclosed to Consultant under this Agreement free of any obligation to keep it confidential;

(b) is generally distributed by Magma to third parties without any restrictions as to confidentiality;

(c) is or becomes publicly available, other than by unauthorized disclosure by Consultant;

(d) is rightfully disclosed to Consultant by a third party without any restrictions as to confidentiality;

(e) is independently developed by Consultant without reference to any such Confidential Information; or

(f) is disclosed by Consultant pursuant to a validly issued court order, subpoena or other validly issued administrative or judicial process requesting any such Confidential Information, provided, however, that Consultant shall have provided to Magma prompt notice of its receipt thereof and a reasonable opportunity to oppose or challenge such court order, subpoena or other process.

(g) Consultant understands and agrees that the obligations described in this section shall survive the termination or expiration of this Agreement.

5. Compliance with Laws and Rules. Consultant agrees to comply fully with any and all of Magma’s reasonable rules and regulations that relate to any of Consultant’s activities as to which it has been given advance notice. Consultant shall fully comply with all federal, state and local laws, ordinances and regulations applicable to Consultant.

6. Assignment. This Agreement may not be assigned in whole or in part by Consultant without the express written consent of Magma. Magma may assign this Agreement to any entity without Consultant’s consent.

7. Waiver. No provision of this Agreement shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification is in writing and is signed by the party against whom it is sought to be enforced.

8. Publicity. Unless pursuant to law, court order, or subpoena, or as necessary to enforce this Agreement, Consultant shall not disclose, advertise, market or otherwise make known to others (except his family and tax or financial advisors) any information related to this Agreement, or the nature or purpose of the services to be performed by Consultant under this Agreement, without the prior written consent of Magma.

3	Confidential

9. Termination.

(a) For Cause: Magma shall be entitled to terminate this Agreement upon written notice to Consultant for Cause, which is defined as (i) Consultant’s material breach of his obligations under Paragraph 11 of the Separation Agreement and Mutual Release, entitled Trade Secrets and Confidential Information, or (2) Consultant’s willful violation of law causing the Company material and substantial damage.

(b) Conflict of Interest: Magma shall be entitled to terminate this Agreement if Consultant performs work as an employee, consultant, independent contractor, agent, or in any other capacity with any of the following entities or their subsidiaries, each of whom the parties mutually acknowledge to be competitors of Magma: listed in Schedule B. Consultant shall notify Magma in writing immediately if he accepts an offer for (or otherwise commences) work with such competitors.

(c) Notice: Any termination by either party shall be made in writing, with reasonable notice of no less than ten (10) days to the other party.

(d) Termination by Consultant: Consultant shall have the right to terminate this Agreement prior to January 16, 2009 at his discretion.

(e) The following sections of this Exhibit A shall survive any termination or expiration of this Agreement: Sections 1, 3, 4, 8, 9 11, and 12

10. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective permitted successors and assigns.

11. Choice of Law. This Agreement shall be governed by the laws of the State of California, without regard to conflicts of laws principles.

12. Specific Performance; Arbitration. At the option of either party, subject to the foregoing, any dispute arising from or with respect to this Agreement shall be decided by arbitration by the American Arbitration Association in accordance with its Commercial rules. At the request of either party, the proceedings will be conducted in secrecy.

4	Confidential

Schedule A

Statement of Work

Consultant agrees to be available to perform services throughout the term of the agreement, at reasonable times and places, upon request of the Company CEO.

5	Confidential

Schedule B

Apache

Altos

Azuro

Atop Tech

Berkeley Design Automation

Synopsys

Mentor Graphics

Cadence Design Systems

6	Confidential